State of Delaware
Secretary of State
Division of Corporations
Delivered 07:19 PM 12/17/2013
FILED 07:06 PM 12/17/2013
SRV 131439946 - 5451264 FILE

CERTIFICATE OF INCORPORATION
OF
BROADBAND NETWORK AFFILIATES, INC.

I.

The name of this corporation is: Broadband Network Affiliates, Inc.

II.

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the registered agent at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.

A.           This Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which this Corporation is authorized to issue is One Hundred Twenty Million (120,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock, each having a par value of $0.0001, and twenty million (20,000,000) shares of Preferred Stock, each having a par value of $0.0001.

B.           The Preferred Stock may be issued from time to time in one or more series. The board of directors of this Corporation is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

The board of directors is authorized to adopt, amend or repeal the bylaws of this corporation. The election of directors need not be by written ballot.

VI.

The name and mailing address of the incorporator is:

John P. Cleary, Esq.
PROCOPIO, CORY, HARGREAVES & SAVITCH LLP
12544 High Bluff Drive, Suite 300
San Diego, CA 92130

VII.

No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VIII.

The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, from time to time, in the manner prescribed by the Delaware General Corporation Law. All rights herein conferred are granted subject to this reservation.

*   *   *   *

I, John P. Cleary, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand on December 11, 2013.

/s/ John P. Cleary John P. Cleary, Incorporator

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